EXHIBIT NO. 99.(a) 3

MFS VARIABLE INSURANCE TRUST

CERTIFICATION OF AMENDMENT

TO DECLARATION OF TRUST

REDESIGNATION OF SERIES

Pursuant to Sections 6.11 and 9.3 of the Amended and Restated Declaration of Trust dated December 16, 2004, as amended (the “Declaration”), of MFS Variable Insurance Trust (the “Trust”), the Trustees of the Trust hereby redesignate an existing series of Shares (as defined in the Declaration) as follows:

The series designated as MFS Capital Opportunities Series shall be redesignated as MFS Core Equity Series.

Pursuant to Section 10.1 of the Declaration, this redesignation of series of Shares shall be effective May 1, 2007.

IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of April 27, 2007 and further certify, as provided by the provisions of Section 9.3(c) of the Declaration, that this amendment was duly adopted by the undersigned in accordance with Section 9.3(a) of the Declaration.

ROBERT E. BUTLER	ROBERT J. MANNING
Robert E. Butler 804 W. Park Avenue State College PA 16803	Robert J. Manning 13 Rockyledge Road Swampscott MA 01907

LAWRENCE H. COHN	LAWRENCE T. PERERA
Lawrence H. Cohn 45 Singletree Road Chestnut Hill MA 02467	Lawrence T. Perera 18 Marlborough Street Boston MA 02116

DAVID H. GUNNING	ROBERT C. POZEN
David H. Gunning 2571 N. Park Blvd. Cleveland Heights OH 44106	Robert C. Pozen 9 Arlington Street Boston MA 02116

WILLIAM R. GUTOW	J. DALE SHERRATT
William R. Gutow 3 Rue Dulac Dallas TX 75230	J. Dale Sherratt 86 Farm Road Sherborn MA 01770

MICHAEL HEGARTY	LAURIE J. THOMSEN
Michael Hegarty 177 Old Briarcliff Road Briarcliff Manor NY 10510	Laurie J. Thomsen 235 Nashawtuc Road Concord MA 01742

J. ATWOOD IVES	ROBERT W. UEK
J. Atwood Ives 17 West Cedar Street Boston MA 02108	Robert W. Uek 536 Tierra Mar Lane Naples FL 34108